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                                                                         EXHIBIT 12.1
                                      SEMPRA ENERGY
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED STOCK DIVIDENDS
                                 (Dollars in millions)
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                                                                                            Nine
                                                                                          months
                                                                                           ended
                                                                                    September 30,
                                  1997       1998       1999       2000       2001          2002
                              --------    --------   --------   --------   --------    ---------
Fixed Charges and Preferred
Stock Dividends:

Interest                         $ 209       $ 210      $ 233      $ 308      $ 358        $ 261
Interest portion of
  annual rentals                    25          20         10          8          6            3
Preferred dividends
  of subsidiaries (1)               31          18         16         18         16           12
                               --------   --------   --------   --------   --------    ---------
Combined Fixed Charges
  and Preferred Stock
  Dividends for Purpose
  of Ratio                        $ 265      $ 248      $ 259      $ 334      $ 380        $ 276
                               ========   ========   ========   ========   ========    =========

Earnings:

Pretax income from
  continuing operations           $ 733      $ 432      $ 573     $ 699       $ 731        $ 588
Total Fixed Charges
  (from above)                      265        248        259       334         380          276
Less:
  Interest capitalized                2          1          1         3          11           18
  Equity income (loss) of
    unconsolidated subsidiaries
    and joint ventures                -          -          -        62          12          (60)
                                --------  --------   --------  --------    --------    ---------
Total Earnings for
  Purpose of Ratio                 $ 996     $ 679      $ 831     $ 968      $1,088        $ 906
                                ========  ========   ========  ========    ========    =========
Ratio of Earnings
  to Combined Fixed Charges
  and Preferred Stock
  Dividends                          3.76     2.74       3.21      2.90        2.86         3.28
                                 ======== ========   ========  ========    ========    =========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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